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                                                                    Exhibit 23.4



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Raytheon Company, (the "Company") on Form S-3 of our report dated March 21, 1997 related to the financial statements of the Defense Business of Hughes Electronics Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in Former Raytheon Company's (predecessor to the Company's) Solicitation Statement/Prospectus on
Schedule 14A dated November 10, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP



Los Angeles, California
January 12, 1998